Exhibit 8.1

November 16, 2007

Board of Directors
Triple-S Management Corporation
1441 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Re:	Puerto Rico Tax Opinion issued in connection with the issuance and sale of the common stock of Triple S Management Corporation, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Triple S Management Corporation, Inc., a Puerto Rico corporation (“Triple S”), in connection with the issuance and sale of shares of the common stock of Triple S. Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Company's registration statement on Form S-1, Registration No. 333-142402, as amended on the date hereof (the “Registration Statement”), including the related prospectus (the “Prospectus”).

Our opinion describing the material Puerto Rico tax consequences relating to the purchase, ownership, and disposition of shares of Triple S common stock is set forth in the Prospectus under the section captioned “Taxation – Puerto Rico Taxation” and set forth below are our representations, assumptions and documents upon which we have relied in rendering our opinion and the limitations on our opinion.

A.            Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

1.       the Registration Statement;

2.       the Officer’s Certificate of Triple S with respect to various factual representations and certifications (the “Certificate”); and

3.       such other documents as we have deemed necessary or appropriate for purpose of this opinion.

B.            Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificate.

C.            Assumptions

In connection with the opinions rendered below, we have assumed:

1.       that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are authorize to execute and deliver such documents; and,

2.       the Certificate is true and accurate in all material respect as of this date.

D.            Opinions

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificate as of the date hereof, based solely upon the documents and assumptions set forth above, and the limitations set forth below, the statements contained in the Prospectus under the caption “Puerto Rico Income Tax Considerations” insofar as they discuss matters of Puerto Rico tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material Puerto Rico tax consequences to certain individuals and corporations relating to purchase, ownership, and disposition, of shares of Triple S common stock offered under the Prospectus.

E.             Limitations

1.       Except as otherwise indicated, the opinions contained in this letter are based upon the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”) and its legislative history, the regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative practices of the Puerto Rico Treasury Department, the Municipal License Tax Act of 1974, as amended (the “MLTA”) and the regulations thereunder, and the Municipal Property Tax Act of 1991, as amended and the regulations thereunder (the “MPTA”), all as in effect on the date of this letter (collectively the “Puerto Rico Tax Rules”). The Puerto Rico Tax Rules may be amended or revoked at any time. Any such changes may or not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter.

2.       The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Puerto Rico Department of the Treasury, the municipalities, the Municipal Revenue Collection Center, or the courts, and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificate. To the extent that any of the factual representations provided to us in the Certificate are with respect to matters set forth in the PR Code or the Regulations, the MLTA, and the MPTA, we have reviewed with the individuals making such factual representations the relevant portions of the PR Code and the applicable Regulations, the MLTA and the MPTA and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificate, or the Prospectus. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts, or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions, or factual representations made by Triple S could adversely affect the opinions stated herein.

3.       No opinion is expressed as to any Puerto Rico income tax, Puerto Rico estate and gift tax, Puerto Rico municipal license tax, or Puerto Rico property tax consequence of the offering, or the other transactions contemplated by the Prospectus except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various federal, state, local, or foreign tax consequences that may result from the offering or the other transactions contemplated by the Prospectus.

4.       We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Puerto Rico Income Tax Considerations” in the Prospectus. This opinion letter has been prepared for Triple S to use in connection with the issuance and sale of the shares of the common stock of Triple S offered pursuant to the Prospectus, and should not be quoted in whole or in part or otherwise be referred to nor be filed with or furnished to any governmental agency or other person or entity without our prior written consent.

5.       We are members of the bar of the Commonwealth of Puerto Rico and, accordingly, our opinions are limited solely to the laws of the Commonwealth of Puerto Rico. Our opinion is based upon applicable laws and facts referred to in this letter as of the date hereof. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in law may hereafter occur.

Very truly yours,
Acosta & Ramírez CSP Law Offices